Exhibit 99.4

Consent to Reference in Proxy Statement/Prospectus/Consent Solicitation

Archimedes Tech SPAC Partners Co. is filing an amendment to a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”)(Registration No. 333-262094). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/consent solicitation included in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Company following the consummation of the business combination as described in the proxy statement/prospectus/consent solicitation. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Dated: March 23, 2022	/s/ Diana Sroka
Diana Sroka